October 18, 2002                     Point of Contact: Charles J.Viater
                                                       President/CEO


                     MFB Corp. ANNOUNCES FOURTH QUARTER AND ANNUAL
                          EARNINGS AND DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial , today reported consolidated net income on an unaudited basis of $576,000 or $0.42 diluted earnings per share for the three months ended September 30, 2002, up 16.1% over the net income of $496,000 or $0.35 diluted earnings per share for the three months ended September 30, 2001. MFB Corp.'s consolidated net income for the fiscal year ended September 30, 2002 of $649,000, or $0.47 diluted earnings per share, decreased from the $1,910,000, or $1.38 diluted earnings per share, reported for last year.

                   Charles Viater, President and CEO also announced today that the Board of Directors has declared a cash dividend of $ .105 per share of Common Stock for the quarter ended September 30, 2002. The dividend is payable on November 12, 2002 to holders of record on October 29, 2002. This dividend will be the 26th consecutive quarter of dividends paid to shareholders.


                    For the three months ended September 30, 2002 and 2001, MFB Corp.'s net interest income was $3.0 million. The provision for loan losses for the three months ended September 30, 2002 decreased to $450,000 from the $728,000 for the same period last year. Other noninterest income (excluding Gain (losses) on securities) increased from $741,000 for the fourth quarter of last year to $951,000 for the same period this year due to an increase in gains on sales of mortgage loans, deposit fees and trust fees for the respective quarters. MFB Corp. recorded net losses on securities of ($103,000) during the fourth quarter ended September 30, 2002 compared to $0 for the same period last year. Noninterest expense increased from $2.3 million for the three months ended September 30, 2001 to $2.6 million for the same period this year primarily due to increases in salaries and employee benefits and other expense. The income tax provision for both quarters was comparable.

                    For the year ended September 30, 2002, MFB Corp.'s net interest income before provision for loan losses totaled $11.9 million compared to $12.1 million for last year. The provision for loan losses for the year ended September 30, 2002 was $3.4 million compared to $3.1 for the twelve month period last year. Other noninterest income (excluding Gain (losses) on securities) increased 17.5% from $2.7 million for the year ended September 30, 2001 to $3.1 million for this year. Significant growth occurred in gains on sales of mortgage loans, deposit fees and trust fees. Losses on securities totaled ($934,000) for the year ended September 30, 2002 compared to only ($52,000) in losses last year. The securities losses this year were comprised primarily of $895,000 in charges taken on the write down of a $1.0 million corporate note. Noninterest expense increased 16.0% from $8.7 million for the twelve months ended September 30, 2001 to $10.1 million for this year primarily due to increases in salaries and employee benefits, occupancy and equipment, information systems expense and other expense.

                  Mr. Viater commented, "We are very pleased with our performance during the fourth quarter this year. Despite downward pressure on interest margins, we experienced a significant increase in net income over the fourth quarter last year. We will continue to focus on generating noninterest income, monitoring the quality of our loan and investment portfolios, and controlling expenses as we enter the new fiscal year.

           MFB Corp.'s total assets were $421.2 million as of September 30, 2002 compared to $413.1 million at September 30, 2001. Total loans receivable at September 30, 2002 of $316.4 million represented an increase of 1.5% over the $311.6 million at the same time last year. Investments increased from $58.5 million at September 30, 2001 to $63.1 million at September 30, 2002.

          Total deposits increased 7.8% from $245.2 million last year to $264.4 million this year. Total borrowings including Federal Home Loan Bank advances and securities sold under agreement to repurchase decreased 8.8% from $130.7 million last year to $119.2 million this year.

           Total shareholders' equity was $34.0 million as of September 30, 2002 compared to $34.4 million at September 30, 2001. MFB Corp.'s equity to asset ratio was 8.06% at September 30, 2002 compared to 8.32% at this time last year. The book value of MFB Corp. stock decreased from $25.72 at September 30, 2001 to $25.53 at September 30, 2002.

            MFB Corp.'s allowance for loan losses at September 30, 2002 was 1.63% of loans, up from the 1.49% at the end of last year. The ratio of nonperforming assets to loans was 1.88% at September 30, 2002 compared to 0.89% at September 30, 2001. Based on the evaluation of many factors including current economic conditions, changes in the character and size of the loan portfolio, current and past delinquency trends and historical and estimated net charge-offs, MFB Corp provided $3.4 million to its allowance for loan losses during the year ended September 30, 2002 and $3.1 million for the prior year ended September 30, 2001. Net charge offs deducted from the allowance for loan losses were $2.9 million for the year ended September 30, 2002 and $137,000 last year. A total of $2.6 million of the charge offs this year were on two specific commercial loan relationships.

.. MFB Corp.'s wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties. MFB Financial comprises over 99% of the assets of MFB Corp.

          The foregoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Corporation's investments and borrowings, changes in economic conditions in the company's market area, fluctuations in interest rates, demand for loans in the company's market area, changes in the position of banking regulators on the adequacy of the allowance for loan losses and other matters, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                          MFB CORP. AND SUBSIDIARY
                                 Consolidated Balance Sheets (Unaudited)
                                September 30, 2002 and September 30, 2001
                                (in thousands, except share information)

                                                                                            September 30,        September 30,
                                                                                                 2002                2001
ASSETS
Cash and due from financial institutions                                                      $    13,647          $    7,229
Interest-bearing deposits in other financial institutions - short term                             13,935              26,994
                                                                                              -----------         -----------
      Total cash and cash equivalents                                                              27,582              34,223

Securities available for sale                                                                      53,585              47,860
Interest-bearing time deposits in other financial institutions                                        500               1,500
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,308               6,308
Investment in limited partnership                                                                   2,714               2,877

Loans held for sale                                                                                 6,404               3,074

Loans receivable                                                                                  316,391             311,613
     Less: allowance for loan losses                                                               (5,143)             (4,632)
       Loans receivable, net                                                                      311,248             306,981
                                                                                                  -------             -------

Accrued interest receivable                                                                         1,766               1,774
Premises and equipment, net                                                                         5,054               5,100
Mortgage servicing rights, net of accumulated amortization
      of $605 at 9/30/2002 and $239 at 9/30/2001                                                    1,616               1,069
Other Assets                                                                                        4,423               2,318
Total Assets                                                                                     $421,200            $413,084

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
           Noninterest-bearing demand deposits                                                $    19,661         $    13,895
             Savings, NOW and MMDA deposits                                                        87,168              73,082
             Other time deposits                                                                  157,548             158,202
                   Total deposits                                                                 264,377             245,179

      Securities sold under agreements to repurchase                                                    -              11,022
      Federal Home Loan Bank advances                                                             119,215             119,685
      Advances from borrowers for taxes and insurance                                               1,414               1,599
        Accrued expenses and other liabilities                                                      2,242               1,219
          Total Liabilities                                                                       387,248             378,704

Shareholders' Equity
       Common Stock, 5,000,000 shares authorized;
        shares issued: 1,689,417 - 9/30/02 and 9/30/01
        shares outstanding: 1,330,049 - 9/30/02, 1,336,539 - 9/30/01                               12,881              13,023
       Retained earnings - substantially restricted                                                29,183              29,089
       Accumulated other comprehensive income (loss), net of tax                                     (195)                 45
       Treasury Stock, 359,368 common shares - 9/30/02
        352,878 common shares - 9/30/01                                                            (7,917)             (7,777)
     Total shareholders' equity                                                                    33,952              34,380
                                                                                                  ---------          ---------

       Total Liabilities and Shareholders' Equity                                                $421,200            $413,084
                                                                                                 ========            ========







                           MFB CORP. AND SUBSIDIARY
                  Consolidated Statements of Income (Unaudited)
       Three Months and Twelve Months Ended September 30, 2002 and 2001
                 (in thousands, except per share information)


                                                                        Three Months Ended                  Twelve Months Ended
                                                                            September 30,                      September  30,
                                                                        2002              2001            2002               2001


      Total interest income                                            $6,341            $7,230          $25,765           $30,024

      Total interest expense                                            3,339             4,246           13,829            17,972
                                                                        -----             -----           ------            ------

      Net interest income                                               3,002             2,984           11,936            12,052

      Provision for loan losses                                           450               729            3,369             3,096
                                                                       ------            ------            -----             -----

      Net interest income after provision for loan losses               2,552             2,255            8,567             8,956

      Gain (losses) on securities                                        (103)               -              (934)              (52)

      Other noninterest income                                            951               741            3,149             2,679
                                                                        ------            -----            -----             -----
      Total noninterest income                                            848               741            2,215             2,627

      Total noninterest expense                                         2,589             2,261           10,115             8,722
                                                                        -----             -----           ------             -----

      Income before income taxes                                          811               735              667             2,861

      Income tax expense                                                  235               239               18               951

      Net Income                                                       $  576             $ 496            $ 649           $ 1,910
                                                                       ======             =====            =====           =======



      Basic Earnings per common share                                   $ .43           $   .37           $  .49           $  1.42


      Diluted Earnings per common share                                 $ .42           $   .35           $ . 47          $   1.38
